Exhibit 10.18

FIRST AMENDMENT
TO THE CELLSTAR CORPORATION
RESTRICTED STOCK AWARD AGREEMENT

The Restricted Stock Award Agreement entered into between Cellstar Corporation (the “Company”) and             (“Employee”) as of                      (the “Agreement”) is hereby amended, effective as of November 1, 2006, as set forth below:

1.             Effective as of November 1, 2006, the first paragraph of Section 21 of the Agreement is hereby amended in its entirety to read as follows:

21.           Tax Consequences.  The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Except as otherwise provided herein, with respect to federal, state and local taxes (including the Participant’s employment tax obligations) that comprise the Participant’s minimum statutory withholding requirements (the “Required Withholding”) upon the lapse of restrictions on Awarded Shares (the “Lapse”), the Participant: (i) may direct the Company to withhold through retention by the Company of a number of shares of Common Stock having a Fair Market Value equal to the Required Withholding; (ii) may pay the amount of the Required Withholding to the Company in cash; (iii) may deliver to the Company or its designated agent irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock that the Participant would otherwise receive upon the Lapse, or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such Required Withholding; or (iv) the Required Withholding may be paid or otherwise satisfied by a combination of the methods described in (i), (ii), and (iii) above; provided, however, if the Committee determines in its discretion the Participant has material inside information with respect to the Company, the Participant may cause the Required Withholding to be paid or otherwise satisfied in accordance with (i) or (ii) described above (or by a combination of the methods in (i) and (ii) described above).  The foregoing notwithstanding, the Committee may in its discretion require that the Required Withholding be paid or otherwise be satisfied in accordance with one or more of the methods described above; provided, however, if the Company advises the Committee that the Participant has material inside information with respect to the Company, the Committee shall require that the Required Withholding be paid or otherwise satisfied in accordance with (i) or (ii) described above (or by a combination of the methods described in (i) and (ii) above).  If such withholding would result in a fractional share of Common Stock being payable to the Participant, the number of shares of Common Stock paid to Participant shall be rounded down to the nearest whole share, and the amount of the Required Withholding that would have been satisfied by the fractional share shall be paid to the Company in cash by the Participant.  In no event may the Participant direct that the Company withhold more than the Required Withholding.  The foregoing notwithstanding, the Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement, and that the Participant shall take any and all actions deemed necessary by the Committee to pay or to otherwise satisfy the Required Withholding.  If subsequent to the withholding, as described above, the Company determines that additional taxes must be withheld to satisfy the above withholding requirements, to the extent the Company determines that such additional taxes must be withheld, the Company or, if applicable, any Subsidiary (for purposes of this Section 21, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to require the Participant to pay the Company the amount of any such additional taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to this Award.  Such payments shall be required to be made when requested by the Company and may be made in cash or, to the extent permitted by the Committee, through the delivery of shares of Common Stock owned by the Participant, which shares have an aggregate Fair Market Value equal to the required additional withholding amount, or any combination thereof.

2.             Except as amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the CellStar Corporation Restricted Stock Award Agreement (“Amendment”) to be executed by a duly authorized Officer of the Company and Employee has executed this Amendment on                                   , 2006, effective as of November 1, 2006.

CELLSTAR CORPORATION

By:
Robert A. Kaiser, Chief Executive Officer

Attest:

Elaine Flud Rodriguez, Secretary

PARTICIPANT

By:

Participant’s Address for Notices: